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                       KAMAN CORPORATION AND SUBSIDIARIES
              EXHIBIT 11 - EARNINGS PER COMMON SHARE COMPUTATION
                    (In thousands except per share amounts)
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                                                  For the Three Months
                                                     Ended March 31,
                                                  --------------------
                                                   1996        1995
                                                   ----        ----
Primary:

  Net earnings applicable to common
    stock                                        $  4,273    $  4,621
                                                 ========    ========
  Weighted average number of common
    shares outstanding                             18,499      18,225

  Weighted average shares issuable on
    exercise of dilutive stock options                112         175
                                                 --------    --------
  Total                                            18,611      18,400
                                                 ========    ========
Net earnings per
    common share - primary                       $    .23    $    .25
                                                 ========    ========

Fully diluted:
  Net earnings applicable to common stock        $  4,273    $  4,621
  Elimination of interest expense on 6%
    subordinated convertible debentures
    (net after taxes)                                 288         300
  Elimination of preferred stock dividend
    requirement                                       929         929
                                                 --------    --------
  Net earnings(as adjusted)                      $  5,490    $  5,850
                                                 ========    ========
  Weighted average number of shares
    outstanding including shares
    issuable on stock option exercises             18,611      18,400
  Shares issuable on conversion of 6%
    subordinated convertible debentures             1,421       1,421
  Shares issuable on conversion of
    Series 2 preferred stock                        4,552       4,552
  Additional shares using ending market
    price instead of average market on
    treasury method use of stock option
    proceeds                                           14         ---
                                                 --------    --------
    Total                                          24,598      24,373
                                                 ========    ========
 Net earnings per common share
   - fully diluted                               $    .22    $    .24
                                                 ========    ========

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